MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2023

CALABASAS, Calif., February 16, 2024 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the fourth quarter and the year ended December 31, 2023.
Fourth Quarter 2023 Highlights Compared to Fourth Quarter 2022
•Total revenue of $166.2 million, compared to $262.4 million
•Brokerage commissions of $144.6 million, compared to $235.8 million
•Private Client Market brokerage revenue of $94.8 million, compared to $145.6 million
•Middle Market and Larger Transaction Market brokerage revenue of $44.1 million, compared to $85.1 million
•Financing fees of $15.9 million, compared to $21.6 million
•Net loss of $10.2 million, or $0.27 per common share, diluted, compared to net income of $7.9 million, or $0.20 per common share, diluted
•Earnings were also impacted by higher expenses related to investments in growth initiatives, including talent acquisition and retention
•Adjusted EBITDA of $(4.5) million, compared to $14.1 million
Full Year 2023 Highlights Compared to Full Year 2022
•Total revenue of $645.9 million, compared to $1,301.7 million
•Brokerage commissions of $559.8 million, compared to $1,170.3 million
•Private Client Market brokerage revenue of $373.0 million, compared to $682.0 million
•Middle Market and Larger Transaction Market brokerage revenue of $165.9 million, compared to $463.5 million
•Financing fees of $66.9 million, compared to $113.0 million
•Net loss of $34.0 million, or $0.88 per common share, diluted, compared to net income of $104.2 million, or $2.59 per common share, diluted
•Earnings were also impacted by higher expenses related to investments in growth initiatives, including talent acquisition and retention
•Adjusted EBITDA of $(19.6) million, compared to $165.5 million

“Our fourth quarter results continued to reflect the ongoing market disruption created by the Fed’s fight against inflation and persistent interest rate volatility impacting real estate valuations,” said Hessam Nadji, president and chief executive officer. “We continue to take advantage of our leading brand and strong financial position to leverage the current period by attracting leading professionals, pursuing strategic investments and acquisitions, and enhancing our technology.”

Mr. Nadji continued, “Looking ahead, uncertainty regarding the timing and scale of the Fed’s plan to lower interest rates continues to weigh on investor motivation. We believe the eventual Fed shift, coupled with growing evidence of an economic soft landing will become catalysts to an increase in transactions and release of pent-up demand held by investors waiting for clarity. With record capital on the sideline, as values adjust we are seeing more buyer activity and offers on well-priced inventory we are bringing to market. MMI’s branding, talent acquisition and platform enhancements are positioning us well to lead in the eventual market recovery. In the interim, our focus remains on maintaining a strong balance sheet, fostering client relationships and strengthening the business for the long term.”

Fourth Quarter 2023 Results Compared to Fourth Quarter 2022
Total revenue for the fourth quarter 2023 was $166.2 million, a decrease of 36.7% compared to $262.4 million for the fourth quarter 2022.

For real estate brokerage commissions, revenue was $144.6 million, a decrease of 38.7% compared to the same period in the prior year. The decline is primarily attributed to a 30.8% decline in transactions. The average transaction size and the average commission per transaction decreased by 3.7% and 11.4%, respectively, compared to the fourth quarter 2022. Private Client Market revenue decreased by 34.9%, and the combined Middle Market and Larger Transaction Market revenue decreased by 48.2%.

For financing fees, revenue was $15.9 million, a decrease of 26.5% from the same period in the prior year, primarily attributed to a 41.9% decline in transactions, while the average fee per transaction and the average transaction size increased by 20.2% and 5.3%, respectively.

Total operating expenses for the fourth quarter 2023 were $183.4 million, compared to $256.6 million for the same period in the prior year. The change was primarily due to reductions of 41.7% in cost of services, partially offset by a 2.9% increase in selling, general and administrative expenses and a 2.3% increase in depreciation and amortization expenses. Cost of services as a percentage of total revenue decreased by 550 basis points to 63.4% compared to the same period during the prior year primarily due to our senior investment sales and financing professionals earning a lower amount of additional commissions due to lower revenue.

Selling, general and administrative expenses for the fourth quarter 2023 were $74.7 million, compared to $72.6 million, for the same period in 2022. The increase was primarily due to costs incurred from consolidation of office space and incremental costs from stock-based compensation, partially offset by a reduction in compensation-related costs, specifically performance-based bonuses.

Net loss for the fourth quarter 2023 was $10.2 million, or $0.27 per common share, diluted, compared to a net income of $7.9 million, or $0.20 per common share, diluted, for the same period in 2022. Adjusted EBITDA for the fourth quarter 2023 was $(4.5) million, compared to $14.1 million for the same period in the prior year, primarily as a result of the decrease in operating income.
Full Year 2023 Results Compared to Full Year 2022
Total revenue for 2023 was $645.9 million, compared to $1,301.7 million for 2022, a decrease of $655.8 million, or 50.4%. Total operating expenses for 2023 decreased by 39.4% to $705.3 million compared to $1,164.3 million for 2022. Cost of services as a percent of total revenues decreased to 63.0%, down 240 basis points compared to 2022. The Company’s net loss for 2023 was $34.0 million, or $0.88 per common share, diluted, compared to a net income of $104.2 million, or $2.59 per common share, diluted, for 2022. Adjusted EBITDA for 2023 decreased to $(19.6) million, from $165.5 million for 2022. As of December 31, 2023, the Company had 1,783 investment sales and financing professionals, compared to 1,904 in 2022.
Capital Allocation
During the twelve months ended December 31, 2023, the Company declared two semi-annual regular dividends totaling $20.4 million, and repurchased 1,260,251 shares of common stock for an aggregate purchase price of $38.9 million.

After accounting for shares repurchased through December 31, 2023, the Company has approximately $71.5 million available to repurchase shares under its share repurchase program. No time limit has been established for the completion of the program, and the repurchases are expected to be executed from time-to-time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.

Business Outlook
Notwithstanding the ongoing price discovery and wider than normal bid/ask spreads, the commercial real estate transaction market is poised over the long-term to overcome the near term challenges which are currently expected to extend for the first half of 2024. Accordingly, the Company believes it remains well-positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI have an estimated 20% share of this segment by transaction count.

Key factors that may influence the Company’s business during 2024 include:
•Volatility in transactional activity and investor sentiment driven by:
◦The elevated cost of debt capital
◦Interest rate uncertainty and the heightened bid-ask spread between buyers and sellers
◦Risks of a potential recession and its unfavorable impact to CRE space demand
◦Possible impact to market sentiment related to the presidential election, potential tax and other policy changes which may influence transaction velocity and/or future fluctuations in sales and financing activity
◦Increase in operating expenses driven by labor costs, insurance, taxes and construction materials
•Volatility in each of the Company’s markets
•Increase in costs related to in-person events, client meetings, and conferences
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, February 16, 2024 through 11:59 p.m. Eastern Time on Friday, March 1, 2024 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13743289.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2023, the Company had 1,783 investment sales and financing professionals in more than 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 7,546 transactions in 2023, with a sales volume of $43.6 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including the Company’s business outlook for 2024, market consensus on interest rate decreases in 2024 and for the 2024 economic forecast, our expectations of 2024 commercial real estate sales activity in the wake of reduced interest rates, the execution of our capital return program, including a semi-annual dividend and stock repurchase program, and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of inflation and increased interest rates;
•our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;
•the impact of forgivable loans and related expense resulting from the recruitment and retention of agents;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cybersecurity risks and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, employment laws or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” "goal," “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Form 10-K for the year ended December 31, 2023. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-K.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue:
Real estate brokerage commissions	$144,559	$235,827	$559,752	$1,170,310
Financing fees	15,877	21,615	66,898	112,978
Other revenue	5,807	5,007	19,277	18,422
Total revenue	166,243	262,449	645,927	1,301,710
Operating expenses:
Cost of services	105,427	180,724	406,645	850,894
Selling, general and administrative	74,702	72,629	285,023	300,009
Depreciation and amortization	3,315	3,239	13,627	13,406
Total operating expenses	183,444	256,592	705,295	1,164,309
Operating (loss) income	(17,201)	5,857	(59,368)	137,401
Other income, net	5,733	4,368	19,855	5,336
Interest expense	(216)	(161)	(888)	(708)
(Loss) income before (benefit) provision for income taxes	(11,684)	10,064	(40,401)	142,029
(Benefit) provision for income taxes	(1,451)	2,153	(6,366)	37,804
Net (loss) income	$(10,233)	$7,911	$(34,035)	$104,225

(Loss) earnings per share:
Basic	$(0.27)	$0.20	$(0.88)	$2.61
Diluted	$(0.27)	$0.20	$(0.88)	$2.59
Weighted average common shares outstanding:
Basic	38,415	39,461	38,659	39,893
Diluted	38,415	39,678	38,659	40,186

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $11.9 billion for the three months ended December 31, 2023, encompassing 1,947 transactions consisting of $8.7 billion for real estate brokerage (1,413 transactions), $1.4 billion for financing (237 transactions) and $1.8 billion in other transactions, including consulting and advisory services (297 transactions). Total sales volume was $43.6 billion for the year ended December 31, 2023, encompassing 7,546 transactions consisting of $30.8 billion for real estate brokerage (5,475 transactions), $6.7 billion for financing (1,076 transactions) and $6.1 billion in other transactions, including consulting and advisory services (995 transactions). As of December 31, 2023, the Company had 1,684 investment sales professionals and 99 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended December 31,		Years Ended December 31,
Real Estate Brokerage	2023	2022	2023	2022
Average Number of Investment Sales Professionals	1,705	1,799	1,744	1,817
Average Number of Transactions per Investment Sales Professional	0.83	1.14	3.14	5.01
Average Commission per Transaction	$102,306	$115,431	$102,238	$128,450
Average Commission Rate	1.66%	1.80%	1.82%	1.72%
Average Transaction Size (in thousands)	$6,168	$6,407	$5,630	$7,473
Total Number of Transactions	1,413	2,043	5,475	9,111
Total Sales Volume (in millions)	$8,716	$13,090	$30,823	$68,088

	Three Months Ended December 31,		Years Ended December 31,
Financing (1)	2023	2022	2023	2022
Average Number of Financing Professionals	98	86	96	86
Average Number of Transactions per Financing Professional	2.42	4.74	11.21	24.92
Average Fee per Transaction	$54,468	$45,325	$50,677	$44,546
Average Fee Rate	0.89%	0.78%	0.81%	0.74%
Average Transaction Size (in thousands)	$6,133	$5,823	$6,254	$5,984
Total Number of Transactions	237	408	1,076	2,143
Total Financing Volume (in millions)	$1,453	$2,376	$6,729	$12,823
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market segment for real estate brokerage:

	Three Months Ended December 31,
	2023			2022			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	209	$125	$5,680	208	$111	$5,098	1	$14	$582
Private Client Market ($1 – <$10 million)	1,043	3,447	94,772	1,565	5,546	145,586	(522)	(2,099)	(50,814)
Middle Market ($10 – <$20 million)	85	1,194	19,567	154	2,131	38,476	(69)	(937)	(18,909)
Larger Transaction Market (≥$20 million)	76	3,950	24,540	116	5,302	46,667	(40)	(1,352)	(22,127)
	1,413	$8,716	$144,559	2,043	$13,090	$235,827	(630)	$(4,374)	$(91,268)

	Year Ended December 31,
	2023			2022			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	809	$483	$20,894	936	$560	$24,809	(127)	$(77)	$(3,915)
Private Client Market ($1 – <$10 million)	4,097	13,616	372,979	6,850	24,474	682,019	(2,753)	(10,858)	(309,040)
Middle Market ($10 – <$20 million)	303	4,117	73,007	735	9,980	188,593	(432)	(5,863)	(115,586)
Larger Transaction Market (≥$20 million)	266	12,607	92,872	590	33,074	274,889	(324)	(20,467)	(182,017)
	5,475	$30,823	$559,752	9,111	$68,088	$1,170,310	(3,636)	$(37,265)	$(610,558)

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)
(Unaudited)

	December 31,
	2023	2022
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$170,753	$235,873
Commissions receivable	16,171	8,453
Prepaid expenses	8,813	9,411
Income tax receivable	9,299	8,682
Marketable debt securities, available-for-sale (amortized cost of $169,018 and $254,682 at December 31, 2023 and December 31, 2022, respectively, and $0 allowance for credit losses)	168,881	253,434
Advances and loans, net	3,574	4,005
Other assets, current	16,203	7,282
Total current assets	393,694	527,140
Property and equipment, net	27,450	27,644
Operating lease right-of-use assets, net	90,058	87,945
Marketable debt securities, available-for-sale (amortized cost of $69,537 and $72,819 at December 31, 2023 and December 31, 2022, respectively, and $0 allowance for credit losses)	67,459	68,595
Assets held in rabbi trust	10,838	9,553
Deferred tax assets, net	46,930	41,321
Goodwill and other intangible assets, net	51,183	55,696
Advances and loans, net	175,827	169,955
Other assets, non-current	14,972	15,859
Total assets	$878,411	$1,003,708
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,126	$11,450
Deferred compensation and commissions	55,769	75,321
Operating lease liabilities	18,336	16,984
Accrued bonuses and other employee related expenses	19,119	38,327
Other liabilities, current	3,919	9,933
Total current liabilities	105,269	152,015
Deferred compensation and commissions	47,771	64,461
Operating lease liabilities	69,407	65,109
Other liabilities, non-current	10,690	8,614
Total liabilities	233,137	290,199
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2023 and 2022, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,412,484 and 39,255,838 at December 31, 2023 and 2022, respectively	4	4
Additional paid-in capital	153,740	131,541
Retained earnings	492,298	585,581
Accumulated other comprehensive loss	(768)	(3,617)
Total stockholders’ equity	645,274	713,509
Total liabilities and stockholders’ equity	$878,411	$1,003,708

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net (loss) income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, (ii) interest expense, (iii) (benefit) provision for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net (loss) income	$(10,233)	$7,911	$(34,035)	$104,225
Adjustments:
Interest income and other (1)	(4,689)	(3,992)	(17,890)	(7,951)
Interest expense	216	161	888	708
(Benefit) provision for income taxes	(1,451)	2,153	(6,366)	37,804
Depreciation and amortization	3,315	3,239	13,627	13,406
Stock-based compensation	8,338	4,637	24,146	17,312
Adjusted EBITDA	$(4,504)	$14,109	$(19,630)	$165,504
(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.

Glossary of Terms
•Private Client Market segment: transactions with values from $1 million to up to but less than $10 million
•Middle Market segment: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market segment: transactions with values of $20 million and above

Certain Adjusted Metrics
Real Estate Brokerage
Following are actual and as adjusted metrics excluding any large transactions in our real estate brokerage business in excess of $300 million:

	Three Months Ended December 31, 2023		Year Ended December 31, 2023
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Decrease	(33.4)%	(33.4)%	(54.7)%	(51.9)%
Average Commission Rate (Decrease) Increase	(7.8)%	(7.8)%	5.8%	2.2%
Average Transaction Size Decrease	(3.7)%	(3.7)%	(24.7)%	(20.0)%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com